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                                                                               Exhibit 12(f)

                        System Energy Resources, Inc.
           Computation of Ratios of Earnings to Fixed Charges and
                     Ratios of Earnings to Fixed Charges



                                                    1996       1997      1998      1999     2000
Fixed charges, as defined:
  Total Interest                                   $143,720  $128,653  $116,060  $147,982 $118,519
  Interest applicable to rentals                      6,223     6,065     5,189     3,871    5,753
                                                   -----------------------------------------------

Total fixed charges, as defined                    $149,943  $134,718  $121,249  $151,853 $124,272
                                                   ===============================================
Earnings as defined:
  Net Income                                        $98,668  $102,295  $106,476   $82,375  $93,745
  Add:
    Provision for income taxes:
      Total                                          82,121    74,654    77,263    53,851   81,263
    Fixed charges as above                          149,943   134,718   121,249   151,853  124,272
                                                   -----------------------------------------------

Total earnings, as defined                         $330,732  $311,667  $304,988  $288,079 $299,280
                                                   ===============================================

Ratio of earnings to fixed charges, as defined         2.21      2.31      2.52      1.90     2.41
                                                   ===============================================





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